VALUATION REPORT

COMMON STOCK — FAIR MARKET VALUE

NUVORA ENERGY INC.

200 Spectrum Center Drive, Irvine, California 92518

State of Incorporation: Delaware | EIN: 33-4877971 | SIC: 4911

VALUATION DATE:

December 31, 2025

PURPOSE:

IRC Section 409A Compliance / US GAAP Accounting

Prepared by:

Pratibha Chaurasia, CPA, CA, PhD

American Institute of Certified Public Accountants (AICPA) CPA License No.: CA-0014706 (Delaware Individual Attest)

Institute of Chartered Accountants of India (ICAI) — Membership No.: 079084

Professional Valuation Analyst — NACVA / USPAP / SSVS No. 1 Standards

Date of Report: January 19, 2026

PRIVATE & CONFIDENTIAL

Prepared by Pratibha Chaurasia, CPA, CA, PhD | AICPA License No. CA-0014706 | ICAI No. 079084 | NACVA / USPAP / SSVS No. 1 Page 1 of 27

NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

TRANSMITTAL LETTER

January 19, 2026

Mr. Imran Firoz

Interim Chief Financial Officer

Nuvora Energy Inc.

200 Spectrum Center Drive, Irvine, California 92518

Re: Valuation of Common Stock in Nuvora Energy Inc. — IRC §409A / US GAAP

Dear Mr. Firoz,

At your request, Pratibha Chaurasia, CPA, CA, PhD (the "Valuer") was retained to prepare a valuation analysis and report (the "Report") to assist in the determination of the fair market value of common stock (the "Subject Interests") in Nuvora Energy Inc. ("Nuvora" or the "Company"), on a non-controlling, non-marketable basis as of December 31, 2025 (the "Valuation Date") for accounting purposes under US GAAP and Section 409A of the Internal Revenue Code.

The objective of this valuation is to provide the Company with a conclusion of fair market value (as that term is defined in the body of the Report) for the Subject Interests in the Company as of the Valuation Date. This valuation engagement was conducted in accordance with the Uniform Standards of Professional Appraisal Practice ("USPAP") promulgated by The Appraisal Foundation, the National Association of Certified Valuators and Analysts ("NACVA") professional standards, and Statement on Standards for Valuation Services No. 1 ("SSVS No. 1") issued by the American Institute of Certified Public Accountants ("AICPA").

This valuation engagement is restricted for use in accounting under US GAAP purposes only by you and your advisors. The valuation should not be used to obtain financing or for financial reporting purposes beyond the stated intent and should not be construed to be the same as a fairness opinion. The use of our valuation is restricted to, and consistent with, the stated purpose only.

Prepared by Pratibha Chaurasia, CPA, CA, PhD | AICPA License No. CA-0014706 | ICAI No. 079084 | NACVA / USPAP / SSVS No. 1 Page 2 of 27

NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

Executive Summary

Subject to the Statement of Assumptions and Limiting Conditions set forth in Appendix B of this Report, and based upon the facts and circumstances as of December 31, 2025, it is our opinion that the fair market value of the Subject Interests in Nuvora Energy Inc. on a non-controlling, non-marketable basis is:

USD $2.00 per share (Two United States Dollars)

Summary of Key Valuation Parameters

Parameter	Value
Valuation Date	December 31, 2025
Standard of Value	Fair Market Value (IRC §409A)
Premise of Value	Going Concern
Primary Approach	Income Approach — Discounted Cash Flow (DCF)
Secondary Check	Market Approach — Comparable Company Analysis
Discount Rate (WACC)	15.00%
Long-Term Growth Rate	4.50%
Shares Outstanding (Pre-IPO)	18,675,000
Enterprise Value (Pre-Discounts)	$63,631,653
DLOM Applied	~25%
DLOC Applied	~17%
Fair Market Value per Share	$2.00 per share

Valuation Date

The date on which the business is being valued is critically important because circumstances can cause values to vary, and in some cases vary materially, from one date to another. In addition, the valuation date directly influences data available for the valuation, as the valuation standards require that we only consider information that was known or knowable as of the valuation date. This means we would only include information in our valuation if it was reasonably known or knowable to the owners and parties as of the valuation date. The Valuation Date is December 31, 2025.

Standard of Value

The standard of value which we have applied in this business valuation engagement is fair market value. Fair market value is defined in The International Glossary of Business Valuation Terms, issued by the American Institute of Certified Public Accountants (AICPA), the American Society of Appraisers, the Canadian Institute of Chartered Business Valuators, the National Association of Certified Valuators and Analysts and the Institute of Business Appraisers, as:

“The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.”

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

Fair market value (“FMV”) is also defined in Internal Revenue Service Revenue Ruling (“R.R.”) 59-60 as the price at which a property would change hands between a willing buyer and a willing seller, both having knowledge of all the relevant facts and neither being under any compulsion to buy or sell.

With regard to FMV, it is important to note: “in most interpretations of fair market value, the willing buyer and willing seller are hypothetical persons dealing at arm's length rather than any "particular" buyer or seller. In other words, a price would not be considered representative of fair market value if influenced by special motivations not characteristic of a typical buyer or seller.”

The definition of FMV has generally been interpreted to be based only on information that was known or knowable as of the valuation date. In other words, consideration of subsequent events that were not known or knowable as of the valuation date that affect FMV generally should be disregarded in the valuation process.

The purpose of R.R. 59-60 is to outline and review in general the approach, methods, and factors to be considered in valuing shares of the capital stock of closely held corporations for tax purposes. It therefore provides valuable guidance for conducting valuations of closely held business interests.

R.R. 59-60 specifies the following eight factors to be considered in determining FMV:

1.The nature of the business and the history of the Company;

2.The economic outlook in general and the condition and outlook of the specific industry in which the Company operates;

3.The book value of the Company and the financial condition of the business;

4.The earning capacity of the Company;

5.The dividend/distribution-paying capacity of the Company;

6.Whether or not the Company has goodwill or other intangible value;

7.Prior sales of the Company’s stock and the size of the block of stock to be valued; and,

8.The market prices of stock of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over- the-counter. Each of these eight factors which are relevant are considered in our valuation of the Subject Interests in the Company.

Premise of Value

The appraisal of the Subject Interests in this Report assumes it will continue either as a “going concern” in its current line of business or that a liquidation of assets will occur based upon the “highest and best use” premise of value.

The interest in Nuvora Energy Inc. has been valued assuming the Company is a going concern. It assumes that the shareholders have the intention to continue to operate the Company for the long-term, have the financial resources to continue operations, and have no plans to liquidate the Company.

Respectfully submitted,

Pratibha Chaurasia, CPA, CA, PhD

American Institute of Certified Public Accountants (AICPA) | License No.: CA-0014706

Institute of Chartered Accountants of India (ICAI) | Membership No.: 079084

Professional Valuation Analyst — NACVA / USPAP / SSVS No. 1

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

TABLE OF CONTENTS

I.	Transmittal Letter	2

II.	Table of Contents	5

III.	Statement of Assumptions and Limiting Conditions	6

IV.	Standard of Value and Premise of Value	7

V.	Business Overview and Industry Analysis	8

5.1	Corporate History and Structure	8

5.2	SMR Platform — 300 MWth HTGR	8

5.3	Hydrogen Platform — CIMSA Project	9

5.4	Capital Structure	10

5.5	Management and Strategic Partners	10

5.6	Intellectual Property and Technology	10

VI.	Industry and Market Analysis	11

VII.	Economic and Regulatory Conditions	13

VIII.	Valuation Methodology	14

8.1	Approaches Considered	14

8.2	Income Approach — Discounted Cash Flow Analysis	14

8.3	Market Approach — Comparable Company Analysis	14

8.4	Asset Approach — Consideration and Rejection	14

IX.	DCF Model — Key Assumptions and Financial Projections	15

X.	Discount Rates and Terminal Value	17

XI.	Market Approach — Comparable Company Analysis	19

XII.	Discount for Lack of Control (DLOC)	21

XIII.	Discount for Lack of Marketability (DLOM)	21

XIV.	Valuation Conclusion	22

XV.	Qualifications of the Valuer	23

Appendix A Sources of Information		24

Appendix B Statement of Assumptions and Limiting Conditions		25

Appendix C Industry Benchmarks		26

Appendix D Comparable Company Detail		27

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

III.STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

This Report is subject to the following assumptions and limiting conditions, which are an integral part of this Report:

•This Report is prepared for the exclusive use of Nuvora Energy Inc. and its advisors for purposes of IRC §409A compliance and US GAAP accounting. It should not be used for any other purpose without the prior written consent of the Valuer.

•The financial information provided by management has been accepted as accurate and complete. No independent audit, verification, or examination of the underlying financial statements has been performed. Information on which we relied is identified in Appendix A.

•This Report has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), NACVA Professional Standards, and AICPA Statement on Standards for Valuation Services No. 1 (SSVS No. 1).

•The Valuer has no present or prospective interest in the Company or its securities, has no personal interest or bias with respect to the parties involved, and has performed this engagement on a fee-for- service basis that is not contingent upon the values concluded herein.

•The valuation assumes that the Company will continue to operate as a going concern. No consideration has been given to forced liquidation scenarios unless expressly noted.

•Projections and forecasts supplied by management reflect their best estimates as of the Valuation Date. These forward-looking statements involve inherent uncertainty. Actual results may differ materially from projections due to factors including, but not limited to, regulatory delays, technology risk, capital availability, geopolitical conditions, and energy market fluctuations.

•The Pre-Feasibility Study (PFS-IPP-HTR-2025, dated January 2026) and the S-1 registration statement (draft v17) were accepted as factual descriptions of the business, technology, and strategic arrangements. The Valuer did not independently verify nuclear engineering parameters, HTGR technology performance, or the terms of the $2 billion Quazar Investment joint venture.

•This Report reflects conditions existing as of the Valuation Date of December 31, 2025. Events occurring after the Valuation Date are not considered and may cause actual outcomes to differ from those presented herein.

•This valuation does not constitute legal, tax, or investment advice. The conclusions are not a guarantee of future performance or investment returns.

•No environmental assessment or independent legal review of contracts, permits, or regulatory approvals has been performed. The Valuer has relied upon representations by management regarding regulatory status.

•The Company has not generated revenues as of the Valuation Date and has a going concern qualification from its auditors. These facts are explicitly incorporated into the risk assessment and discount rate determination.

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

IV.STANDARD OF VALUE AND PREMISE OF VALUE

Standard of Value

The standard of value applied in this business valuation engagement is Fair Market Value ("FMV"). Fair market value is defined in the International Glossary of Business Valuation Terms, issued jointly by the AICPA, American Society of Appraisers, Canadian Institute of Chartered Business Valuators, National Association of Certified Valuators and Analysts, and the Institute of Business Appraisers, as:

"The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm's length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts."

Fair market value is also defined in IRS Revenue Ruling 59-60 as the price at which property would change hands between a willing buyer and a willing seller, both having knowledge of all relevant facts and neither being under any compulsion to buy or sell.

For purposes of IRC §409A, fair market value represents the value of the common stock on the date of grant of any stock option or other deferred compensation arrangement. The Company engaged the Valuer to establish a defensible §409A valuation as of December 31, 2025 to support any equity compensation grants made to employees and service providers.

Premise of Value

The Subject Interests in Nuvora Energy Inc. have been valued on a going-concern premise of value. This assumes that the shareholders have the intention and financial resources to continue to operate the Company for the long term, that operations will continue in their present form, and that there are no plans to liquidate the Company.

The going-concern premise is supported by: (i) the Company's active pursuit of its IPO pursuant to the Form S-1 registration statement filed with the SEC; (ii) the $2 billion joint venture agreement executed with Quazar Investment (UAE) for the SMR-Hydrogen program; (iii) the Company's active development of the CIMSA green hydrogen project in Buñol, Spain; and (iv) the receipt of completion of a Pre-Feasibility Study (PFS- IPP-HTR-2025) supporting the commercial viability of the 300 MWth HTGR technology platform.

Level of Value — Non-Controlling, Non-Marketable Basis

The Subject Interests are valued on a non-controlling, non-marketable basis, reflecting the following characteristics:

•Non-controlling: The Subject Interests represent minority positions that do not convey the ability to control corporate decisions, declare dividends, or compel liquidation.

•Non-marketable: There is currently no public market for the Company's common stock. The Company has filed but not yet completed its IPO. Accordingly, shares cannot be readily converted to cash.

These two characteristics result in the application of discounts for lack of control (DLOC) and lack of marketability (DLOM), discussed in Sections XII and XIII of this Report.

Prepared by Pratibha Chaurasia, CPA, CA, PhD | AICPA License No. CA-0014706 | ICAI No. 079084 | NACVA / USPAP / SSVS No. 1 Page 7 of 27

NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

V.BUSINESS OVERVIEW AND INDUSTRY ANALYSIS

5.1Corporate History and Structure

Nuvora Energy Inc. ("Nuvora" or the "Company") was incorporated in the State of Delaware on April 29, 2025. The Company is an early-stage, pre-revenue company headquartered at 200 Spectrum Center Drive, Irvine, California 92518. The Company operates under SIC Code 4911 (Electric Services) and bears EIN 33- 4877971.

The Company conducts its hydrogen operations through its wholly-owned subsidiary, Bright Hydrogen Holding Company Limited ("BrightHy"), incorporated in Ireland. BrightHy in turn owns Bright Hydrogen Solutions Limited, which manages a pipeline of green hydrogen projects for industrial customers primarily across Europe. Nuclear development activities and related intellectual property are conducted through Nuvora Energy Inc. as the parent company and through its U.S. operations.

Nuvora is a two-platform energy company pursuing a disciplined, phased strategy to become a leading provider of next-generation nuclear baseload power. The Company's near-term Hydrogen Platform is designed to generate revenue and build customer relationships while providing a financial bridge to the long- term SMR Platform.

5.2SMR Platform — 300 MWth High Temperature Gas Cooled Reactor

The Company's primary long-term asset is its High Temperature Gas Cooled Reactor ("HTGR") technology platform. The Company has developed a 300 MWth HTGR design configured as six modules of 50 MWth each, integrated with High Temperature Steam Electrolysis ("HTSE") for the co-production of clean electricity and hydrogen at industrial scale.

Pre-Feasibility Study (PFS-IPP-HTR-2025)

In January 2026, the Company completed its Pre-Feasibility Study for the 300 MWth HTGR (Document No. PFS-IPP-HTR-2025). Key technical and financial parameters established by the PFS include:

Parameter	Value / Description
Reactor Type	High Temperature Gas Cooled Reactor (HTGR) — Prismatic Block Design
Thermal Capacity	300 MWth (6 × 50 MWth modules)
Electrical Capacity (Net)	98,700 kW (98.7 MWe)
Capacity Factor	92.5%
Fuel Type	TRISO (Tri-Structural ISOtropic) fuel particles in graphite-moderated core
Coolant	Helium (primary circuit)
PPA Sale Price	$0.100/kWh
Carbon Offset Revenue	$0.025/kWh
Effective Sale Price	$0.125/kWh
CapEx per kW	$7,750/kW
Total Project Cost	~$765.2 million (excl. interest reserve)
Interest Reserve	$87,201,450
Total Financing Required	~$852.4 million
Debt (95% of financing)	Provided by Quazar Investment (UAE) — 6% p.a., 20-year term, 25- year amortization

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

Project Equity (5%)	~$42.6 million
Useful Life	40 years (straight-line depreciation)
Start of Operations	Year 4 from commencement (2030)
Debt Grace Period	4 years (interest-only until 2031)
Fixed O&M	$100/kW-year (insurance, regulatory, admin/security)
Variable O&M	$0.005/kWh
Decommissioning Reserve	$1,500,000 per annum
Deployment Location	United Arab Emirates (FOAK site)
Capital Partner	Quazar Investment (UAE) — $2 billion JV agreement
DBD International Review	Independent nuclear consultancy (Warrington, UK) engaged March 6, 2026 for 18-area technical review

SMR Business Strategy

The SMR Platform targets a first-of-a-kind (FOAK) commercial deployment of approximately 300 MWth in the UAE by 2029 in partnership with Quazar Investment under the $2 billion joint venture agreement. The Company plans to use the UAE deployment as a reference project to establish commercial credibility for subsequent expansion into the United States, India, South Korea, Japan, and the European Union.

The Company maintains an asset-light, capital-efficient model: it does not manufacture reactor components or own fabrication facilities. The Company retains intellectual property and long-term economic participation through project special purpose vehicles (SPVs), limiting equity dilution and balance-sheet risk relative to vertically integrated nuclear developers.

Nuvora acquired the intellectual property and operational know-how of Essential Energy AG (Switzerland), including electrolysis technology, know-how, and related assets pursuant to an Intellectual Property Rights Purchase and Transfer Agreement dated August 21, 2025. This IP acquisition forms a core part of the Company's integrated SMR-Hydrogen technology stack.

5.3Hydrogen Platform — CIMSA Project (Buñol, Spain)

The Company's near-term revenue-generating activity is the Hydrogen Platform, operated through BrightHy. The flagship project is the CIMSA Project — a green hydrogen integration facility for industrial decarbonization in the cement sector in Buñol, Spain.

Parameter	Value / Description
Project	CIMSA Cement Plant — Green Hydrogen Integration, Buñol, Spain
Technology	2 MW Low-Temperature Electrolysis (PEM / Alkaline)
Electrolyzer Cost	€840,000 (incl. transport & import duties)
Civil Const. & BoP	€781,275.84
Broker Fee	€48,638 (3% of plant build-out)
Total Capex (CIMSA)	Approx. €1.70 million
Monthly Revenue	€49,000 (rental/offtake structure)
O&M Cost Year 1	€80,000
Project WACC	10%
Target IRR	~15%

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

Amortization Period	10 years
Stack Replacement	€300,000 at Year 6
Commissioning Target	First Half 2027
Portfolio Target	~€30 million total portfolio (multiple projects)

The CIMSA Project is expected to generate initial revenues in late 2026 or early 2027. In parallel, BrightHy is developing additional hydrogen projects across its pipeline, with a total portfolio target of approximately €30 million with dedicated industrial offtakers at target project IRRs of approximately 15%.

5.4Capital Structure

As of the Valuation Date of December 31, 2025, the Company had the following capital structure:

Shareholder	Shares	Par Value	Issue Price	Amount Paid
Founders	14,904,000	$0.0001	$0.00	$1,490
Essential Energy AG	2,000,000	$0.0001	$1.00	$2,000,000
Spark Capital Investments LLC	175,000	$0.0001	$1.00	$175,000
Mark Green	96,000	$0.0001	$2.00	$192,000
Hudson Dunes Corporation	500,000	$0.0001	$2.00	$1,000,000
Boumarang Inc.	1,000,000	$0.0001	$2.00	$2,000,000
TOTAL	18,675,000	$0.0001	—	~$5,368,490

Authorized capital consists of 550,000,000 shares, comprising 500,000,000 shares of Common Stock ($0.0001 par value) and 50,000,000 shares of Preferred Stock ($0.0001 par value), none of which are issued or outstanding. The Company has filed a Form S-1 with the SEC for a firm commitment public offering of 3,000,000 additional shares at $5.00 per share, for anticipated net proceeds of approximately $13,875,000.

5.5Management and Strategic Partners

Key members of the Company's leadership team include Shivam Tewari (Chief Executive Officer and Director) and Imran Firoz (Interim Chief Financial Officer and incorporator). The management team has assembled a board of directors and strategic partners in preparation for the IPO.

Strategic partners include Hudson Dunes Corporation (uranium and helium supply chain), BrightHy (hydrogen commercialization), Quazar Investment UAE ($2 billion JV), and DBD International (Warrington, UK) — a specialist independent nuclear consultancy engaged on March 6, 2026 to conduct an 18-area independent review of the HTGR Pre-Feasibility Study.

5.6Intellectual Property and Technology

The Company owns or has rights to the following key intellectual property assets, all of which are material inputs to the DCF analysis:

•HTGR reactor design and engineering know-how, including specifications for the 300 MWth prismatic block HTGR configuration and associated safety systems.

•HTSE (High Temperature Steam Electrolysis) integration know-how for co-generation of electricity and hydrogen.

•Essential Energy AG IP portfolio (acquired August 21, 2025): low-temperature electrolysis technology, process know-how, and related assets.

•Pre-Feasibility Study (PFS-IPP-HTR-2025): engineering documentation, reactor systems descriptions, fuel and core design specifications, civil works strategy, regulatory pathway analysis, and financial models.

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

VI.INDUSTRY AND MARKET ANALYSIS

Global Nuclear Energy Market

The global nuclear energy market is experiencing a structural renaissance driven by the intersection of energy security imperatives, industrial decarbonization mandates, and the extraordinary electricity demand created by artificial intelligence infrastructure buildout. Advanced nuclear technologies, particularly Small Modular Reactors (SMRs), are uniquely positioned to address the structural demand for reliable, always-on clean baseload power.

HTGR technology — the specific reactor category pursued by Nuvora — operates at significantly higher temperatures (700–950°C) than conventional light water reactors (LWRs), enabling co-generation of electricity and industrial process heat including high-temperature hydrogen production via HTSE. This positions HTGR technology as a dual-purpose clean energy asset addressing both power generation and industrial decarbonization markets simultaneously.

SMR Capital Cost Benchmarks

Industry benchmarked CapEx data for SMR and comparable nuclear projects provides the following reference range, which the Valuer has used to validate the Company's PFS assumptions:

Project / Study	Technology	CapEx Estimate	$/kW (USD)	Notes
NuScale (UAMPS)	VOYGR-6 (462 MW)	$9.3 billion	~$20,130/kW	DOE-backed, 2023 revised
GE-Hitachi BWRX-300	300 MW	$2.7 billion	~$9,000/kW	FOAK, targeted cost
Rosatom Arctic SMR	70 MW (marine)	$700+ million	~$10,000/kW	Arctic project
IAEA Estimate (Global)	Generic SMR	$6,000–$12,000/kW	Midpoint ~$9,000	FOAK to NOAK range
Lazard LCOE v16 (2023)	New Nuclear (US)	$6,900–$12,000/kW	Median: $9,500/kW	Incl. contingency
NUVORA MODEL	300 MWth HTGR	$7,750/kW	$7,750/kW	Conservative vs. NuScale

The Nuvora CapEx assumption of $7,750/kW for the 300 MWth HTGR compares favorably with comparable FOAK SMR deployments and falls within the IAEA's published range. The Company's CapEx is significantly lower than NuScale's UAMPS project (~$20,130/kW), reflecting the more compact HTGR design and strategic manufacturing partnerships.

SMR O&M Cost Benchmarks

Reactor Type	Fixed O&M ($/kW- yr)	Variable O&M ($/MWh)	Notes
SMRs – NuScale	$85 – $100	$2 – $3	NuScale/DOE SMR reports
SMRs – GE-Hitachi BWRX-300	$70 – $95	$2 – $4	Canada/U.S.
IAEA SMR Range	$60 – $110	$2 – $6	IAEA TECDOC series
Rosatom SMRs	~$90	$3 – $4	Akademik Lomonosov
Large PWR (U.S.)	$100 – $150	$3 – $6	Gen II/III reactors
NUVORA MODEL	$100/kW-yr	$5/MWh ($0.005/kWh)	Conservative benchmark

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

The Company's modeled O&M costs of $100/kW-year fixed and $0.005/kWh variable align with conservative benchmarks from NuScale, IAEA, and EPRI, providing a credible operational cost baseline.

Hydrogen Market Context

The global green hydrogen market is at an early stage but is growing rapidly. Industrial decarbonization of cement, steel, and petrochemical sectors represents a substantial and growing addressable market for on- site green hydrogen production. The CIMSA cement plant project in Buñol, Spain is representative of this industrial customer segment, which provides contracted offtake and stable, predictable revenue for early hydrogen deployments.

Exchange rate of €1.10 per USD has been applied to convert European hydrogen project revenues and costs from Euros to US Dollars for consolidated financial projections.

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

VII.ECONOMIC AND REGULATORY CONDITIONS

Macroeconomic Environment

As of the Valuation Date of December 31, 2025, the U.S. macroeconomic environment is characterized by: moderating inflation following a prolonged tightening cycle by the Federal Reserve; a 10-year U.S. Treasury yield of approximately 4.25% to 4.50%, which is incorporated into the risk-free rate component of the WACC derivation; sustained AI-driven electricity demand growth from data center buildout across major technology companies; and bipartisan political support for nuclear energy development reflected in the ADVANCE Act (2024) and Inflation Reduction Act clean energy provisions.

UAE Geopolitical Risk

The Company's primary SMR deployment market — the United Arab Emirates — faces heightened geopolitical risk as of the Report date due to the conflict described in the Company's S-1 prospectus. On or about February 28, 2026, coordinated military strikes were launched on Iran (Operation Epic Fury), resulting in Iranian retaliation targeting Gulf infrastructure, damage to the port of Jebel Ali in Dubai, suspension of UAE stock exchanges, and effective closure of the Strait of Hormuz for a period. The situation remained fluid as of the date of the prospectus.

This geopolitical risk materially elevates the execution risk of the UAE FOAK deployment and is explicitly incorporated into the Company's discount rate and scenario analysis. The Hydrogen Platform operations in Europe (Spain and Ireland) are geographically and operationally independent of UAE activities and are not materially affected by this risk.

Nuclear Regulatory Environment

The Company's HTGR technology is subject to nuclear regulatory approval in the UAE through the Federal Authority for Nuclear Regulation (FANR). The Company's Pre-Feasibility Study identifies the regulatory pathway and environmental licensing process. The UAE has demonstrated regulatory alignment with international standards through its successful deployment of the Barakah nuclear power plant. However, FOAK SMR deployment in the UAE requires bespoke regulatory assessment of the HTGR design, which introduces schedule and approval risk.

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NUVORA ENERGY INC. — VALUATION REPORT | As of December 31, 2025 | PRIVATE & CONFIDENTIAL

VIII.VALUATION METHODOLOGY

8.1Approaches Considered

Three generally accepted approaches to valuation were considered in this engagement:

Income Approach

The Income Approach determines value by discounting expected future economic benefits (cash flows) to a present value using a risk-adjusted discount rate. The Discounted Cash Flow ("DCF") method was the primary approach selected, reflecting the Company's development-stage status where future projections are the most meaningful indicator of value. This approach is consistent with practice for early-stage technology companies where comparable transaction data is limited.

Market Approach

The Market Approach derives value by reference to prices paid for similar interests in comparable companies or transactions. A comparable company analysis was performed using publicly traded advanced nuclear/SMR developers (NuScale Power, Oklo Inc., and NANO Nuclear Energy) as a sanity check on the DCF conclusions. Given the limited number of direct public comparables and the pre-commercial status of all peer companies, the Market Approach was used as a corroborating check rather than the primary methodology.

Asset Approach

The Asset Approach derives value from the Company's underlying net assets. Given that substantially all of the Company's anticipated value resides in future operating cash flows from the SMR and Hydrogen Platforms — rather than in tangible assets currently on the balance sheet — the Asset Approach (book value of net assets) was considered but rejected as the primary methodology. It would understate the Company's going-concern value.

8.2Methodology Selection

The DCF method was selected as the primary valuation methodology for the following reasons:

•The Company is pre-revenue with a clearly defined business model, a completed Pre-Feasibility Study, and management-prepared financial projections covering the SMR and Hydrogen Platforms through the initial forecast period.

•The Company's primary source of value is its future earning potential from (i) the 300 MWth HTGR plant under the $2 billion UAE joint venture and (ii) the BrightHy hydrogen project pipeline, both of which are best captured through discounted cash flow analysis.

•The Market Approach is constrained by the limited number of directly comparable public companies and the pre-commercial stage of all identified peers.

•The pre-revenue, asset-light nature of the Company renders the Asset Approach unsuitable as a primary methodology.

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IX.DCF MODEL — KEY ASSUMPTIONS AND FINANCIAL PROJECTIONS

Revenue Projections

SMR Platform Revenue

The 300 MWth HTGR plant is modeled to commence commercial operations in 2030 (Year 4 from commencement), consistent with the timeline embedded in the $2 billion Quazar Investment joint venture. Revenue is derived from:

•Power Purchase Agreement (PPA): $0.100/kWh for electricity sold to the grid or industrial offtakers.

•Carbon Offset Revenue: $0.025/kWh, reflecting the clean energy premium and carbon credit market.

•Effective Blended Revenue Rate: $0.125/kWh.

Gross annual SMR revenue at full capacity (92.5% capacity factor, 98,700 kW net output, 8,760 hours/year) is estimated as follows:

98,700 kW × 0.925 × 8,760 hrs × $0.125/kWh ≈ $100.2 million per annum

Hydrogen Platform revenues from the CIMSA project commence in 2027 at an exchange rate of €1.10 per USD. Revenue from the hydrogen portfolio expands as additional plants are commissioned across the BrightHy pipeline (targeting 1 plant in Year 0, scaling to 18+ plants by Year 10 of hydrogen operations).

Key Financial Assumptions

Assumption	Value
Federal Corporate Tax Rate	21%
Debt Interest Rate (Nuclear Loan)	6.0% per annum (Quazar Investment)
Interest Earned on Construction Deposits	2.75% (U.S. Treasury — first four years)
Accounts Receivable Days	30 days
Accounts Payable Days	37 days
Depreciation Method	Straight-line over 40 years (SMR), 10 years (Hydrogen)
Decommissioning Reserve	$1,500,000 per annum (SMR)
Long-Term Revenue Growth Rate	4.50%
Hydrogen O&M (Year 1)	€80,000 per plant, escalating at CPI (2.0%)
Non-Operating / G&A Costs	~$278,313 (2025), escalating $500,000/yr through pre- commercial phase
Nuclear O&M	Fixed $100/kW-yr + Variable $0.005/kWh
IPO Equity Proceeds	$10,000,000 modeled at mid-2026 (2,000,000 shares at $5.00)
Contingency Reserve (Hydrogen)	2% of revenues
Exchange Rate	€1.10 per USD (constant)

Financial Projection Summary (Selected Years)

Metric (USD)	2025	2026	2027	2029	2030+
Nuclear Revenue	$0	$0	$0	$0	~$100.2M
Hydrogen Revenue	$0	$0	~$0.6M	~$2.1M	Growing

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Total Revenue	$0	$0	~$0.6M	~$2.1M	~$100M+
Non-Op. Costs (G&A)	$278K	$778K	$1.3M	$2.3M	Stabilizing
Net Income / (Loss)	($212K)	($(778K)	~($1.0M)	~($2.1M)	Positive
Capital Expenditures	$5.7M	$0	$85.2M	$297.6M	$114.3M
Free Cash Flow (FCFF)	Negative	Negative	Negative	Negative	Positive

Note: The Company is projected to remain pre-revenue in the nuclear segment through 2029 due to the construction timeline of the FOAK UAE HTGR. The SMR platform first generates electricity revenue upon commercial commissioning in 2030. The pre-commercial period losses and construction cash flows are reflected in the DCF as negative free cash flows that are discounted at the risk-adjusted WACC of 15.00%.

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X.DISCOUNT RATES AND TERMINAL VALUE

Weighted Average Cost of Capital (WACC) Derivation

The discount rate applied to the Company's projected free cash flows to the firm (FCFF) is the Weighted Average Cost of Capital (WACC) of 15.00%. The WACC was derived using the following components:

Cost of Equity — Build-Up Method

Component	Rate	Source / Basis
Risk-Free Rate	4.35%	20-yr U.S. Treasury (Dec 2025)
Equity Risk Premium (ERP)	5.50%	Duff & Phelps / Kroll 2025
Beta (Industry — Nuclear/Utilities)	1.25	SMR/clean energy sector
Size Premium (Pre-revenue micro-cap)	4.00%	Kroll CRSP Deciles 9- 10
Company-Specific Risk Premium	3.00%	Pre-revenue, FOAK, UAE geopolitical
Cost of Equity (Ke)	~23.0%

Capital Structure and WACC

Component	Weight	Rate	Weighted Cost
Debt (Quazar, 6% pre-tax)	95%	6.0%	4.52% (after- tax)
Equity	5%	~23.0%	1.15%
WACC	100%		~13.2%

Applying a project-level capital structure of approximately 95% debt / 5% equity (reflecting the Quazar financing structure), the mechanical WACC approximates 13.2%. The Valuer applied a rounded rate of 15.00% to reflect the following additional considerations:

•The high execution risk of a first-of-a-kind HTGR deployment in the UAE.

•The Company's pre-revenue status with a going-concern qualification from its auditors.

•UAE geopolitical risk arising from the ongoing regional conflict as of the Report date.

•Technology risk associated with the novel integration of HTGR with HTSE at commercial scale.

•Regulatory risk: FOAK nuclear regulatory pathway in a jurisdiction without prior HTGR experience.

•Dependency on a single capital partner (Quazar Investment) for 95% of project financing.

A WACC of 15.00% represents a reasonable, well-supported discount rate for a pre-revenue FOAK nuclear developer in the current market environment.

Terminal Value

The terminal value was calculated using the Gordon Growth Model applied to the normalized free cash flow at the end of the explicit forecast period:

Terminal Value = FCFF(n) × (1 + g) / (WACC − g)=FCFF(n) × (1 + 4.5%) / (15.0% − 4.5%)

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A long-term growth rate of 4.50% was applied, reflecting: (i) the long-dated nature of nuclear power generation contracts (typically 20–40-year PPAs); (ii) anticipated nominal GDP growth in the energy sector; and (iii) the expanding HTGR deployment pipeline as the FOAK UAE reference project catalyzes replication into additional markets.

Sensitivity Analysis

The following sensitivity table illustrates the enterprise value of the SMR + Hydrogen combined platform across a range of WACC and long-term growth rate assumptions:

WACC \ g	3.0%	3.5%	4.0%	4.5%	5.0%
12%	$85.2M	$89.1M	$93.4M	$98.3M	$103.9M
13%	$72.4M	$75.3M	$78.5M	$82.0M	$85.8M
14%	$62.3M	$64.6M	$67.1M	$69.8M	$72.8M
15%	$54.2M	$56.0M	$58.0M	$63.6M	$65.4M
16%	$47.5M	$49.0M	$50.6M	$52.3M	$54.2M
17%	$41.9M	$43.2M	$44.5M	$45.9M	$47.5M

The selected parameters (WACC: 15.0%, g: 4.5%) yield an enterprise value of $63,631,653, which is highlighted in the table above. This falls approximately at the midpoint of the sensitivity range, confirming the reasonableness of the selected parameters.

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XI.MARKET APPROACH — COMPARABLE COMPANY ANALYSIS

Peer Company Selection

Three publicly traded advanced nuclear / SMR developer companies were identified as the most directly comparable peers to Nuvora Energy Inc. All three are pre-commercial developers with no or minimal revenues, operating in the same regulatory and capital market environment, and dependent on future deployments of advanced nuclear technology. Data reflects market information as of March 2026, sourced from SEC filings (10-K/10-Q) and public market data:

Operating Statistics and Financial Metrics

Company	Ticker	Share Price	Mkt Cap ($M)	Cash ($M)	Debt ($M)	EV ($M)	LTM Rev. ($M)	LTM Net Loss
NuScale Power	SMR	$11.97	$3,810	$1,300	$0	$2,510	$31.5	($355.8M)
Oklo Inc.	OKLO	$56.26	$9,760	$1,400	$0	$8,360	$0	($105.7M)
NANO Nuclear Energy	NNE	$22.06	$1,150	$580	$2.8	$572.8	$0	($40.1M)
Median	—	$22.06	$3,810	$1,300	$0	$2,510	$0	($105.7M)

Technology Readiness and Deployment Timeline

Company	Ticker	EV ($M)	Technology Status	Deployment Timeline	EV/Rev (x)
NuScale Power	SMR	$2,510	NRC Design Certified	First NPM: 2030	79.6x
Oklo Inc.	OKLO	$8,360	Pre-License (INL Site Permit)	Aurora: Late 2027/2028	N/A
NANO Nuclear Energy	NNE	$572.8	Pre-NRC Application	KRONOS Prototype: TBD	N/A
NUVORA ENERGY	Pre- IPO	$63.6M (DCF)	Pre-Feasibility Study Complete	UAE FOAK: 2029/2030	N/A (pre- rev.)

Implied Valuation Check Using Peer Metrics

Using NuScale's EV/Revenue multiple as the most relevant public comparator (NuScale is the only peer generating revenue and the closest analog to Nuvora's SMR developer profile), the following implied valuations were derived:

Metric	Peer Multiple	Implied EV ($M)	Implied Eq. / Share
EV / Revenue (NuScale, 79.6x)	79.6x	~$4,729M	~$253/share
At 50% Discount to NuScale Multiple	39.8x	~$2,365M	~$127/share
At 60% Discount to NuScale Multiple	31.8x	~$1,892M	~$101/share
DCF Concluded Value (Primary)	N/A	$63.6M	$2.00/share

The implied per-share values derived from NuScale's public market multiple significantly exceed the DCF- derived conclusion of $2.00 per share. This divergence is expected and appropriate for the following reasons:

•NuScale is an NRC-certified, publicly traded company with active customer contracts. Nuvora is a private, pre-revenue company with no NRC or equivalent regulatory certification as of the Valuation Date.

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•Public market multiples for SMR companies reflect significant speculative premium and investor enthusiasm for the clean energy transition narrative. As a private, pre-IPO entity, Nuvora is not entitled to a comparable premium.

•The §409A standard of value (Fair Market Value on a non-controlling, non-marketable basis) requires application of DLOC and DLOM, which are not reflected in public market prices.

•The DCF methodology, grounded in the Company's specific financial projections, specific capital structure, and risk profile, is the more appropriate and reliable basis for §409A valuation.

The Market Approach provides a useful upper-bound sanity check, confirming that the DCF-derived value of

$2.00 per share is conservative and well-supported by the available evidence.

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XII.DISCOUNT FOR LACK OF CONTROL (DLOC)

The Subject Interests are minority, non-controlling interests in a closely-held corporation. Absent a control position, minority shareholders cannot unilaterally direct the Company's management, declare dividends, approve major transactions, or compel liquidation. This lack of control has economic significance and warrants a discount to the pro-rata enterprise value.

The Discount for Lack of Control was quantified by reference to: (i) the control premium study data compiled by Mergerstat/BVR; (ii) empirical data on minority discounts in pre-IPO transactions; and (iii) the specific control provisions of the Company's governing documents. Given the Company's development stage, the fact that founders retain a controlling majority of shares, and the absence of minority shareholder protections, a DLOC of approximately 17% was applied.

XIII.DISCOUNT FOR LACK OF MARKETABILITY (DLOM)

The Subject Interests are not freely tradable on any public market. While the Company has filed a Form S-1 with the SEC, the IPO has not been completed as of the Valuation Date, and the success of the offering cannot be assumed. Restrictions on transfer, the pre-revenue stage, and the absence of established trading liquidity all support the application of a significant Discount for Lack of Marketability.

The DLOM was quantified by reference to: (i) Restricted Stock Studies (average discounts of 20–35%); (ii) Pre-IPO Studies suggesting pre-offering discounts of 40–50% for early-stage companies; and (iii) the specific circumstances of the Company, including the pending but uncertain IPO. Given the Company's pre-revenue status, going-concern qualification, and the risks to successful IPO completion (particularly the UAE geopolitical situation), a DLOM of approximately 25% was applied.

Combined Discount Effect

The combined effect of the DLOC (~17%) and DLOM (~25%) reduces the pro-rata enterprise value to the concluded fair market value per share on a non-controlling, non-marketable basis. The mathematical derivation is as follows:

Step	Value
Enterprise Value (DCF, pre-discounts)	$63,631,653
Shares Outstanding (Pre-IPO)	18,675,000
Pro-Rata Value per Share (Undiscounted)	$3.41
Less: DLOC (~17%)	($0.58)
Less: DLOM (~25%)	($0.83)
FAIR MARKET VALUE PER SHARE	$2.00

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XIV.VALUATION CONCLUSION

Based upon our analysis of the factors described in this Report, and subject to the assumptions and limiting conditions set forth herein, it is our opinion that the fair market value of the common stock of Nuvora Energy Inc., on a non-controlling, non-marketable basis, as of the Valuation Date of December 31, 2025, is:

TWO DOLLARS ($2.00) PER SHARE

Valuation Parameter	Concluded Value
Valuation Date	December 31, 2025
Standard of Value	Fair Market Value (IRC §409A)
Premise of Value	Going Concern
Primary Methodology	Income Approach (DCF)
Corroborating Methodology	Market Approach (CCA)
Discount Rate (WACC)	15.00%
Long-Term Growth Rate	4.50%
Enterprise Value (Pre-Discounts)	$63,631,653
Shares Outstanding	18,675,000
Pro-Rata Value Per Share (Pre-Discounts)	$3.41
DLOC Applied	~17%
DLOM Applied	~25%
CONCLUDED FAIR MARKET VALUE PER SHARE	$2.00

This Report has been prepared in accordance with USPAP, NACVA Professional Standards, and SSVS No.

1. The Valuer has acted as an independent appraiser in this engagement and has no current or prospective interest in the Company or its securities.

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XV.QUALIFICATIONS OF THE VALUER

Pratibha Chaurasia, CPA, CA, PhD
EDUCATIONAL CREDENTIALS
●	Qualified as a Certified Public Accountant in 2022 (AICPA)
●	Individual Attest Delaware License No. CA-0014706
●	The Institute of Chartered Accountants of India (Membership No. 079084)
●	PhD in Behavioral Finance in 2019 with a research focus on investor psychology and decision biases in emerging markets
PROFESSIONAL MEMBERSHIPS

●	American Institute of Certified Public Accountants (AICPA)
●	Institute of Chartered Accountants of India (ICAI)
EXPERIENCE

Dr. Pratibha Chaurasia brings over two decades of professional experience in financial reporting, assurance, and valuation analysis across PCAOB- and non-PCAOB-registered entities. Her background combines deep technical expertise in valuation modeling, audit methodologies, internal-control reviews, and forensic accounting with an applied understanding of behavioral finance.

She has led and reviewed audit-assistance engagements for more than 250 publicly traded companies under IFRS, U.S. GAAP, and Indian GAAP frameworks, providing audit support, transaction valuation, and financial due diligence services to multinational clients across industries, including manufacturing, technology, energy, and commodities.

Her Delaware CPA license authorizes her to conduct independent attest and valuation engagements for private and public clients. She applies recognized valuation standards (NACVA, USPAP, SSVS No. 1) to ensure transparency, compliance, and analytical depth in each assignment.

As Founder and Managing Partner of a professional outsourcing firm headquartered in India, Dr. Chaurasia oversees international teams providing bookkeeping, assurance, and valuation services to clients in North America, Europe, and the Middle East. She is widely recognized for her analytical rigor, professional ethics, and ability to translate academic research into practical valuation frameworks.

VALUATION STANDARDS COMPLIANCE

Dr. Chaurasia applies recognized valuation standards — NACVA Professional Standards, USPAP promulgated by The Appraisal Foundation, and AICPA SSVS No. 1 — to ensure transparency, compliance, and analytical depth in each engagement. This Report has been prepared in full compliance with these standards.

INDEPENDENCE CERTIFICATION

The Valuer certifies that: (i) she has no present or prospective interest in the property that is the subject of this Report; (ii) she has no personal interest or bias with respect to the parties involved; (iii) this engagement was not contingent upon the value concluded; and (iv) her compensation is not contingent upon the direction of the value opinion.

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APPENDIX A — SOURCES OF INFORMATION

The following documents and sources were reviewed in preparing this Report:

•Nuvora Energy Inc. Form S-1 Registration Statement, Draft Version 17, filed/in preparation with the

U.S. Securities and Exchange Commission (2026).

•Pre-Feasibility Study: 300 MWth High Temperature Gas Cooled Reactor (HTGR) for Integrated Power and Hydrogen Generation, Document No. PFS-IPP-HTR-2025, Revision R0, January 2026. Authors: K. Bruhaspathy Rao, N. Ravi Kumar. Approved: A.M. Deshnavi.

•Valuation Analysis Model: Nuvora Energy Inc. — 409A Valuation Analysis as of December 31, 2025 (Excel workbook including DCF & Sensitivity Model, 300 MW Nuclear, 2 MW Hydrogen, Equity, Loan for Nuclear Plant, Industry Benchmark, Comps as $ per KW, and Comps Analysis worksheets).

•Capital Structure and Equity Schedule as of December 31, 2025 (provided by management).

•Pratibha Chaurasia Professional Biography and Credentials Document.

•SEC filings for comparable companies: NuScale Power (NYSE: SMR), Oklo Inc. (NYSE: OKLO), NANO Nuclear Energy (NASDAQ: NNE) — Form 10-K and 10-Q filings, 2024-2025.

•IAEA TECDOC series on SMR costs and O&M benchmarks.

•Lazard Levelized Cost of Energy Analysis, Version 16 (2023).

•Kroll/Duff & Phelps 2025 Cost of Capital Navigator.

•CRSP Decile Data — Size Premium Studies.

•IRS Revenue Ruling 59-60 — Standard for Fair Market Value.

•NACVA Professional Standards (as amended).

•AICPA Statement on Standards for Valuation Services No. 1 (SSVS No. 1).

•The Appraisal Foundation Uniform Standards of Professional Appraisal Practice (USPAP), 2024- 2025 Edition.

•International Glossary of Business Valuation Terms (AICPA/ASA/CICBV/NACVA/IBA).

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APPENDIX B — STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

(Refer to Section III of this Report — Statement of Assumptions and Limiting Conditions — which is incorporated herein by reference.)

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APPENDIX C — INDUSTRY BENCHMARK DETAIL

SMR O&M Cost Benchmarks (USD 2025)

Reactor Type	Fixed O&M ($/kW-yr)	Variable O&M ($/MWh)	Fixed ($/kWh)	Notes
SMRs – NuScale	$85 – $100	$2 – $3	$0.010 – $0.013	NuScale/DOE SMR reports
SMRs – GE-Hitachi BWRX-300	$70 – $95	$2 – $4	$0.008 – $0.012	Canada/U.S. projects
IAEA SMR Range	$60 – $110	$2 – $6	$0.007 – $0.014	IAEA TECDOC series
Rosatom SMRs	~$90	$3 – $4	~$0.011	Akademik Lomonosov
Large PWR (U.S.)	$100 – $150	$3 – $6	$0.012 – $0.017	Gen II/III reactors
EPRI SMR Model	~$95	$3 – $5	~$0.012	Utility U.S. SMR study
Lazard LCOE v16	$100 – $140	$4 – $7	$0.013 – $0.018	O&M rolled into LCOE
NUVORA MODEL	$100/kW-yr	$5/MWh	$0.0177/kWh	Conservative benchmark

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APPENDIX D — COMPARABLE COMPANY ANALYSIS DETAIL

Advanced Nuclear / SMR Peer Company Detail (as of March 2026)

All data sourced from SEC filings (10-K/10-Q), official company press releases, and investor relations pages. Market data from public exchanges and financial data services.

Metric	NuScale (SMR)	Oklo (OKLO)	NANO NE (NNE)	Nuvora (Pre- IPO)
Share Price	$11.97	$56.26	$22.06	$5.00 (IPO target)
Market Cap	$3,810M	$9,760M	$1,150M	~$93M (post- IPO)
Cash	$1,300M	$1,400M	$580M	~$13.9M (post- IPO)
Debt	$0	$0	$2.8M	$0 (pre-plant)
Enterprise Value	$2,510M	$8,360M	$572.8M	$63.6M (DCF)
LTM Revenue	$31.5M	$0	$0	$0 (pre-revenue)
LTM Net Loss	($355.8M)	($105.7M)	($40.1M)	~($0.2M) inception
Shares Outstanding	318.5M	173.6M	52.1M	18.7M (pre-IPO)
Cash/Burn (Years)	~3.7 yrs	~13.2 yrs	~14.5 yrs	Varies
Technology Status	NRC Certified	Pre-License	Pre-NRC App.	Pre-Feasibility
First Deployment	2030 (NPM)	2027/2028	TBD	2029/2030 UAE

Key Observations:

•All three peer companies are cash-rich with no or minimal debt, funded primarily through equity issuances. This is typical for pre-revenue advanced nuclear companies.

•NuScale is the only peer generating revenue ($31.5M LTM from licensing/services). Oklo and NNE are pre-revenue.

•Peer enterprise values reflect significant market speculation premiums not appropriate for a private,

§409A valuation of a pre-revenue company.

•Nuvora's concluded DCF value of $63.6M enterprise value is conservative relative to peers, appropriate given its earlier-stage status (PFS complete vs. NRC certification for NuScale) and private/illiquid nature.

•The §409A FMV of $2.00 per share reflects the specific risk profile, discount rates, and DLOC/DLOM applicable to a minority, non-marketable interest in a pre-revenue development-stage company.

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